Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Servotronics, Inc. of our report dated March 31, 2022 relating to the consolidated financial statements of Servotronics, Inc. appearing in the Annual Report on Form 10-K of Servotronics, Inc. for the year ended December 31, 2021.

/s/ Freed Maxick CPAs, P.C.

Buffalo, New York

August 15, 2022